Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Brooks Automation, Inc.

Chelmsford, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of our report dated November 5, 2015, except for the effect of changes to disclosures for segment reporting, equity method investments and adoption of ASU 2015-17 discussed in Note 18, Note 7, and Note 10 (no longer included), respectively, as to which the date is November 29, 2016 relating to the consolidated financial statements which appear in Brooks Automation, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2017.

/s/ BDO USA, LLP

BDO USA, LLP

Boston, Massachusetts

November 30, 2017